                                          As filed pursuant to rule 424(b)(3)
                                          under the Securities Act of 1933
                                          Registration No. 33-81476


                     ANCHOR NATIONAL LIFE INSURANCE COMPANY
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                            VARIABLE SEPARATE ACCOUNT
   (PORTION RELATING TO THE WM DIVERSIFIED STRATEGIES III VARIABLE ANNUITIES)
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           SUPPLEMENT TO THE WM DIVERSIFIED STRATEGIES III PROSPECTUS
                             DATED NOVEMBER 1, 2001

--------------------------------------------------------------------------------

THE FOLLOWING IS ADDED TO THE OWNER TRANSACTION EXPENSES SECTION ON PAGE 6 OF THE PROSPECTUS:

        In the state of Oregon, the Withdrawal Charge as a percentage of Purchase Payments:

        YEARS:        1      2      3       4
                      6%     6%     6%     0%

THE FOLLOWING IS ADDED AS FOOTNOTE ** TO THE 1 YEAR COLUMN OF THE ANNUAL EXPENSES OF THE PORTFOLIO AND UNDERLYING FUNDS EXAMPLES TABLE WHICH BEGINS ON PAGE 9 OF THE PROSPECTUS:

        In the state of Oregon, the 1-Year contract expenses will be slightly lower reflecting the applicable 6% withdrawal charge.

THE FOLLOWING IS ADDED AS THE SIXTH SENTENCE OF THE FIRST PARAGRAPH UNDER THE FIXED INVESTMENT OPTIONS SECTION ON PAGE 16 OF THE PROSPECTUS:

        In the state of Oregon only the 1-Year and the 6-Month DCA and/or the 1-Year DCA fixed investment options are available.

THE FOLLOWING REPLACES THE SECOND SENTENCE UNDER THE MARKET VALUE ADJUSTMENT SECTION ON PAGE 16 OF THE PROSPECTUS:

        The 3-Year market value adjustment fixed investment option is not available in Oregon and may not be available in other states.

THE FOLLOWING REPLACES THE EXAMPLE UNDER THE PRINCIPAL ADVANTAGE PROGRAM SECTION ON PAGE 19 OF THE PROSPECTUS:

        EXAMPLE:

        In the state of Oregon, assume that you want to allocate a portion of your initial Purchase Payment of $100,000 to the fixed investment option. You want the amount allocated to the fixed investment option to grow to $100,000 in one year. If the 1-Year fixed investment option is offering a 3.00% interest, we will allocate $97,087.38 to the 1-Year fixed investment option to ensure that this amount will grow to $100,000 at the end of the one year period. The remaining $2,912.62 may be allocated among the Variable Portfolios, as determined by you, to provide opportunity for greater growth.

THE FOLLOWING REPLACES THE THIRD PARAGRAPH UNDER THE ACCESS TO YOUR MONEY SECTION ON PAGE 20 OF THE PROSPECTUS:

        In the state of Oregon, the minimum partial withdrawal amount is $950.


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

THE FOLLOWING SENTENCE IS DELETED FROM THE THIRD PARAGRAPH UNDER THE ACCESS TO YOUR MONEY SECTION ON PAGE 20 OF THE PROSPECTUS:

        Withdrawals from fixed investment options prior to the end of the guarantee period may result in a market value adjustment.

THE FOLLOWING IS ADDED AS THE FIFTH SENTENCE OF THE FIRST PARAGRAPH TO THE SYSTEMATIC WITHDRAWAL PROGRAM SECTION ON PAGE 22 OF THE PROSPECTUS:

        In the state of Oregon, the minimum withdrawal amount is $250 per withdrawal or the penalty free withdrawal amount.

THE FOLLOWING IS ADDED TO THE WITHDRAWAL CHARGES SECTION ON PAGE 26 OF THE
PROSPECTUS:

        In the state of Oregon, the withdrawal charge percentage declines each year a Purchase Payment is in the contract as follows:

        YEAR                 1      2       3      4
        ----                 -      -       -      -
        Withdrawal Charge    6%     6%      6%     0%

THE FOLLOWING IS ADDED TO THE FIRST PARAGRAPH APPEARING IN APPENDIX A -- MARKET VALUE ADJUSTMENT ("MVA"):

        The 3-Year market value adjustment fixed investment option is not available in Oregon and may not be available in other states.

THE FOLLOWING REPLACES THE CHART APPEARING IN APPENDIX C UNDER THE HYPOTHETICAL EXAMPLE OF THE OPERATION OF THE INCOME PROTECTOR PROGRAM SECTION ON PAGE C-1 OF THE PROSPECTUS:

-------------------- ---------------------------------------------------------------------
                     ANNUAL INCOME IF YOU ANNUITIZE ON THE FOLLOWING CONTRACT ANNIVERSARY
-------------------- ---------------------------------------------------------------------
If at issue you        1-9        10        11        12        15        19        20
are ..............             (Age 70)  (Age 71)  (Age 72)  (Age 75)  (Age 79)  (Age 80)
-------------------- --------- --------- --------- --------- --------- --------- ---------
Male                   N/A      6,672     6,864     7,080     7,716     8,616     8,832
Age 60*
-------------------- --------- --------- --------- --------- --------- --------- ---------
Female                 N/A      5,880     6,060     6,252     6,900     7,860     8,112
Age 60*
-------------------- --------- --------- --------- --------- --------- --------- ---------
Male, Age 60           N/A      5,028     5,136     5,244     5,544     5,868     5,928
Female, Age 60**
-------------------- --------- --------- --------- --------- --------- --------- ---------



                PLEASE KEEP THIS SUPPLEMENT WITH YOUR PROSPECTUS.


Date:   February 22, 2002


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